As filed with the Securities and Exchange Commission on March 2, 2004

Registration No. 333 -

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

DYNAVAX TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	33-0728374
(State of Incorporation)	(I.R.S. Employer Identification Number)

717 Potter Street, Suite 100
Berkeley, CA 94710-2722
(510) 848-5100
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant´s Principal Executive Offices)

1997 Equity Incentive Plan
2004 Stock Incentive Plan
2004 Employee Stock Purchase Plan
(Full Title of the Plan)

Dino Dina, M.D.
President and Chief Executive Officer
Dynavax Technologies Corporation
717 Potter Street, Suite 100
Berkeley, CA 94710-2722
(510) 848-5100
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

John W. Campbell, Esq.
Morrison & Foerster LLP
425 Market Street
San Francisco, California 94105

CALCULATION OF REGISTRATION FEE

			Proposed maximum	Proposed maximum
	Amount to be		offering price per	aggregate offering	Amount of
Title of Securities to be Registered	registered (1)		share	price	registration fee (4)

1997 Equity Incentive Plan Common Stock, $0.001 par value per share	1,532,527	(2)	$2.52	$3,861,968.04	$489.31

2004 Stock Incentive Plan Common Stock, $0.001 par value per share	3,500,000	(3)	$8.70	$30,450,000	$3,858.02

2004 Employee Stock Purchase Plan Common Stock, $0.001 par value per share	250,000	(3)	$8.70	$2,175,000	$275.57

Total:				$36,486,968.04	$4,622.90

(1)	Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), that become issuable under any of the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Such shares are issuable upon exercise of outstanding options with fixed exercise prices. Pursuant to Rule 457(h) under the Securities Act, the aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised. The offering price per share set forth for such shares is the weighted average exercise price at which such options are exercisable.

(3)	The price of $8.70 per share, which is the average of the high and low prices of the Common Stock on February 27, 2004, is set forth solely for the purposes of calculating the filing fee pursuant to Rule 457(h) and has been used only for those shares without a fixed exercise price. None of such shares have been issued or are subject to outstanding options.

(4)	Calculated pursuant to Section 6(b) of the Securities Act.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

     The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by the Registrant with the Commission are incorporated by reference herein:

     a. The Registrant’s latest prospectus, filed February 20, 2004, pursuant to Rule 424(b) under the Securities Act.

     b. The description of the Registrant’s Common Stock contained in the Registrant’s Statement on Form 8-A, filed February 6, 2004, under the Exchange Act of 1934 (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Morrison and Foerster LLP has opined as to the legality of the securities being offered by this Registration Statement and is the beneficial owner of 7,113 shares of the Registrant’s Common Stock.

Item 6. Indemnification of Directors and Officers.

     Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities that they may incur in such capacities, including liabilities under the Securities Act. The Registrant’s Bylaws also provide for mandatory indemnification of its directors and executive officers, to the fullest extent permissible under Delaware law.

     The Registrant’s Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a company will not be personally liable to the company or its stockholders for monetary damages for breach of their fiduciary duties as directors, except liability for (a) any breach of their duty of loyalty to the company or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) unlawful payments of dividends or unlawful stock repurchases or redemptions or (d) any transaction from which the directors derived an improper personal benefit. The Certificate of Incorporation also provides that the Registrant shall indemnify any director or officer to the maximum extent provided by Delaware law, and that such right of indemnification shall continue as to a person who has ceased to be a director or officer of the Registrant. Responsibility for determinations with respect to such indemnification will be made by the Board of Directors.

     In addition the Registrant has entered into indemnity agreements with its directors and certain of its executive officers that require the Registrant to indemnify such persons against expenses, including attorneys’ fees, judgments, fines and settlement amounts actually and reasonably incurred in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     The Registrant has obtained a policy of directors’ and officers’ liability insurance that insures the Registrant’s directors and officers against the cost of defense, settlement or payment of a judgement under certain circumstances.

Item 7. Exemption From Registration Claimed.

     Not applicable.

Item 8. Exhibits.

5.1	Opinion of Morrison & Foerster LLP

23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, Independent Auditors

23.3	Consent of PricewaterhouseCoopers LLP, Independent Accountants

24.1	Power of Attorney (see Signature Page)

Item 9. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant, Dynavax Technologies Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berkeley, State of California, on March 2, 2004.

DYNAVAX TECHNOLOGIES CORPORATION
By:	/s/ Dino Dina
Dino Dina, M.D.
President and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Dino Dina, M.D. and William J. Dawson, and each of them, as attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting to said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming the said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Dino Dina	President, Chief Executive Officer and Director	March 2, 2004
Dino Dina	(Principal Executive Officer)

/s/ William J. Dawson	Vice President and Chief Financial Officer	March 2, 2004
William J. Dawson	(Principal Financial and Accounting Officer)

/s/ Daniel S. Janney	Chairman of the Board	March 2, 2004
Daniel S. Janney

/s/ Louis C. Bock	Director	March 2, 2004
Louis C. Bock

/s/ Dennis Carson	Director	March 2, 2004
Dennis Carson, M.D.

/s/ Jan Leschly	Director	March 2, 2004
Jan Leschly

/s/ Arnold Oronsky	Director	March 2, 2004
Arnold Oronsky, Ph.D.

INDEX TO EXHIBITS

Exhibit
Number	Document
5.1	Opinion of Morrison & Foerster LLP
23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP, Independent Auditors
23.3	Consent of PricewaterhouseCoopers LLP, Independent Accountants
24.1	Power of Attorney (see Signature Page)